Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of:

(a)	our reports dated April 18, 2016, with respect to the consolidated financial statements of Teekay Offshore Partners L.P. as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015. Our report on the consolidated financial statements refers to the retrospective change in the method of accounting for debt issuance costs effective December 31, 2015 due to the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs; and

(b)	our report dated April 18, 2016, with respect to the consolidated financial statements of OOG-TKP FPSO GmbH & Co. KG and subsidiaries as at December 31, 2015 and 2014 and for each of the years in the two year period ended December 31, 2015. Our report on the consolidated financial statements refers to the retrospective change in the method of accounting for debt issuance costs effective December 31, 2015 due to the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs;

which reports appear in the December 31, 2015 Annual Report on Form 20-F of Teekay Offshore Partners L.P. and are incorporated herein by reference and the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

July 29, 2016